SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         Commission File Number 0-21150

                       SPICE ENTERTAINMENT COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

                             536 BROADWAY, 7TH FLOOR
                               NEW YORK, NY 10012
                                 (212) 941-1434
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)   [ ]        Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certificate or notice date: one
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

                                                                               2

         Pursuant to the requirements of the Securities Exchange Act of 1934, Spice Entertainment Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       SPICE ENTERTAINMENT COMPANIES, INC.


                                       By: /s/ Robert D. Campbell
                                           ----------------------
                                           Name:   Robert D. Campbell
                                           Title:  Treasurer

Date: March 16, 1999